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                                                                     EXHIBIT 5.1


                          [ALLIED HOLDINGS LETTERHEAD]

                                  June __, 2001


To the Board of Directors of Allied Holdings, Inc.


Gentlemen:

         As Senior Vice President, Secretary and General Counsel of Allied Holdings, Inc., a Georgia corporation (the "Company"), I have reviewed the proceedings in connection with the Amendment to the Employee Stock Purchase Plan to increase the number of shares subject to the Plan by 350,000 shares of the Company's Common Stock, no par value per share (the "Common Stock). In the capacity described above, I have reviewed such documents and made such investigations as I have deemed appropriate in rendering this opinion.

         I am of the opinion that, subject to compliance with the pertinent provisions of the Securities Act of 1933, as amended, relating to the registration of the Shares, and compliance with such securities or "Blue Sky" laws of any jurisdiction as May be applicable, when certificates evidencing the Shares have been duly executed, countersigned, registered, issue and delivered in accordance with the terms of the Plan, the Shares will be duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company.

         I am a member of the Bar of the State of Georgia. In expressing the opinions set forth above, I am not passing on the laws of any jurisdiction other than the laws of the State of Georgia and the Federal law of the United States of America. I hereby consent to the filing of this opinion or copies thereof as an exhibit to the registration statement referred to above.

                                                Yours very truly


                                                /s/ Thomas M. Duffy
                                                -----------------------------
                                                Thomas M. Duffy
                                                Senior Vice-President
                                                Secretary and General Counsel

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